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                                                                     EXHIBIT 4.7


                FIRST AMENDMENT TO THE RIGHTS AGREEMENT BETWEEN
                               OCEAN ENERGY, INC.
                                      AND
                 HARRIS TRUST AND SAVINGS BANK, AS RIGHTS AGENT


THIS FIRST AMENDMENT ("First Amendment") to the Rights Agreement, dated as of December 22, 1997 (the "Rights Agreement"), is by and between Ocean Energy, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"). This First Amendment is dated as of February 20, 1998. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Rights Agreement.

                                R E C I T A L S

         WHEREAS, the Company and the Rights Agent have heretofore executed the Rights Agreement; and

         WHEREAS, the Company desires to amend the Rights Agreement to revise
Section 1(p) thereof;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and in accordance with Section 27 of the Rights Agreement, the parties hereby agree as follows:

                 1. Section 1(p) of the Rights Agreement is hereby amended, effective as of the date set forth above, by revising such Section to read in its entirety as follows:

                          "Exempt Person" shall mean (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company, (ii) James C. Flores, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a "Flores Stockholder") or (iii) any Person that is not a Flores Stockholder but who or which is the Beneficial Owner of Common Stock Beneficially Owned by a Flores Stockholder (a "Second Tier Flores Stockholder"), but only if the shares of Common Stock otherwise Beneficially Owned by such Second Tier Flores Stockholder ("Second Tier Holder Shares") do not exceed the sum of
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                          (A) such holder's Second Tier Holder Shares held on
                          the date hereof and (B) 1% of the shares of Common Stock of the Company then outstanding; provided, however, that in the event that James C. Flores and all other Flores Stockholders shall at any time cease to collectively beneficially own 15% or more of the Common Stock of the Company then outstanding, then James C. Flores, all Flores Stockholders and all Second Tier Flores Stockholders shall, upon the occurrence of such event and thereafter, cease to be Exempt Persons.

                 2. Section 11(n) of the Rights Agreement is hereby amended, effective as of the date set forth above, by revising such Section to read in its entirety as follows:

                          In the event that at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Stock payable in Common Stock or (ii) effect a subdivision, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in Common Stock) into a greater or lesser number of shares of Common Stock, then in any such case the Rights associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction, of which the numerator shall be equal to the number of shares of Common Stock outstanding immediately prior to the occurrence of the event and of which the denominator shall be equal to the total number of shares of Common Stock outstanding immediately following the occurrence of such event. The adjustments provided for in this Section 11(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

                 3. Except to the extent amended by this First Amendment, the Rights Agreement shall continue in full force and effect.
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         IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed and attested, all as of the day and year first above written.


                                        OCEAN ENERGY, INC.


                                        By: /s/ JAMES C. FLORES
                                           -------------------------------------
                                           Name:   James C. Flores
                                           Title:  Chairman, President and
                                                   Chief Executive Officer

                                        HARRIS TRUST AND SAVINGS BANK,
                                           as Rights Agent


                                        By: /s/ RAY G. ROSENBAUM
                                           -------------------------------------
                                           Name:  Ray G. Rosenbaum
                                           Title: Vice President